                                                                    Exhibit A-23

                            SCHEDULE OF TRANSACTIONS


                            Atticus Managed Accounts

         Date             Shares Purchased (or Sold)          Price Per Share
       --------           -------------------------           ---------------
       5/21/2001                  3,100                           $ 7.65
       5/22/2001                 10,000                           $ 8.26
       9/10/2001                 10,000                           $ 7.51
       9/18/2001                 40,000                           $ 7.02
       9/19/2001                 30,000                           $ 7.08
       9/21/2001                 30,000                           $ 7.06
       9/27/2001                  5,000                           $ 7.00